MedPro Safety Products, Inc.

2011 Non-Employee Director Stock Option Program

ARTICLE 1.     PURPOSE

The purpose of this 2011 Non-Employee Director Stock Option Program ("Program") is to advance the interests of MedPro Safety Products, Inc., a Nevada corporation ("Company"), by providing nonemployee directors of the Company with an ownership interest in the Company. This Program is also intended to enhance the Company's ability to attract and retain persons of outstanding ability to serve as directors of the Company. Options awarded under this Program shall be granted pursuant to, and governed by the terms of, the Company's 2008 Stock Incentive Compensation Plan (“Plan”).

ARTICLE 2.     DEFINITIONS AND CONSTRUCTION

Capitalized terms not defined in this Program shall have the meanings set forth in the Plan. In addition, as used in this Program, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings:

(a)    "Award Date" shall mean the date of each annual meeting of the Company's shareholders at which directors are elected for a full one-year term.

(b)    "Option Exercise Price" shall mean the purchase price per Share subject to an Option, which shall be the Fair Market Value of the Share on the Award Date.

(c)    "Shares" shall mean shares of the Company's Stock.

(d)    “Vesting Date” shall mean the earlier of: (i) the expiration of the Optionee's term as a Director at an annual meeting of the Company's shareholders, or (ii) the first anniversary of the Award Date, provided that the Director continues to serve as a member of the Board as of such anniversary.

ARTICLE 3.     ADMINISTRATION

3.1    Automatic Operation. This Program is designed to operate automatically and not require administration. However, to the extent administration is required, it shall be provided by the Committee or the Board pursuant to Section 4 of the Plan.

3.2     Section 16 Compliance. It is the intention of the Company that this Program and the administration of this Program comply in all respects with Section 16 of the Exchange Act and the rules and regulations thereunder. If any Program provision, or any aspect of the administration of this Program, is found not to be in compliance with Section 16 of the Exchange Act, the provision or aspect of administration shall be null and void to the extent permitted by law and deemed advisable by the Committee or the Board. In all events this Program shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 4.     SHARES AVAILABLE UNDER THIS PROGRAM

The number of Shares reserved for issuance upon the exercise of options awarded pursuant to this Program is 500,000 Shares, subject to adjustment as provided in the Plan. If and to the extent options shall expire or terminate for any reason without having been exercised in full, the Shares associated with such Awards to the extent not fully exercised shall again become available for Awards under this Program.

ARTICLE 5.     AWARDS

5.1    Automatic Grant of Options. Subject to the terms and provisions of this Program, each Director on an Award Date shall automatically receive an option to purchase 25,000 Shares at the Option Exercise Price. Options awarded pursuant to this Program are not intended to qualify as an incentive stock option within" the meaning of Section 422 of the Code.

5.2    Vesting. Subject to Section 5.4 of this Program and the provisions of the Plan relating to a Change of Control, each Option shall vest and become exercisable on the Vesting Date. If a Director ceases to serve as a member of the Board for any reason other than the expiration of the Director's term at an annual meeting of the Company's shareholders, the Director shall have no rights with respect to that portion of an Option which is not then vested pursuant to the preceding sentence, and the Director shall automatically forfeit that portion of the Option that remains unvested.

5.3    Option Agreement. Each Award shall be evidenced by an Option Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the option relates and such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the timing of Awards, including provisions dealing with exercisability, forfeiture or termination of such Awards or Options granted thereunder.

5.4    Duration of Options. Subject to Section 5.5, each Option shall expire on the tenth (10th) anniversary of the Award Date on which it was granted.

5.5    Termination of Director Relationship. If a Director for any reason other than death or Disability shall cease to be a member of the Board, the outstanding Options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time prior to the earlier of the expiration date of the options or the date that is ninety (90) days after the date on which such Director ceases to be a member of the Board. If a Director shall cease to be a member of the Board by reason of death or Disability, the outstanding options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time prior to the earlier of the expiration date of the Options or the date that is the first anniversary of the Director's death or Disability. Options may be exercised as provided in this Section 5.5 (x) in the event of the death of a Director, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of his estate and (y) in the event of the Disability of a Director, by the Director, or if such Director is incapacitated, by his legal representative.

ARTICLE 6.	AMENDMENT, MODIFICATION, AND TERMINATION

6.1    Termination Date. This Program shall terminate on the earliest to occur of (a) the date when all Shares available under this Program shall have been acquired pursuant to the exercise of Awards or (b) such other date as the Board may determine in accordance with Section 6.2.

6.2    Amendment, Modification and Termination. The Board may amend, modify or terminate this Program at any time, subject to the limitations set forth in Section 13.1 of the Plan.

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